Exhibit 20.2

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SAN DIEGO

JERRY ROSENBAUM, Derivatively on Behalf of Nominal Defendant NOVATEL WIRELESS, INC.,	)
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Plaintiff,	)
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vs.	)
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PETER V. LEPARULO, JAMES LEDWITH, GREG LORENZETTI, HORST J. PUDWILL, JOHN ROSS, DAVID A. WERNER, GEORGE B. WEINERT, DAN L. HALVORSON, KENNETH G. LEDDON, CHRISTOPHER J. ROSS, SHAWN C. SWANEY, ROBERT M. HADLEY, SLIM S. SOUISSI, and CATHERINE F. RATCLIFFE,	)
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Defendants,	)
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– and –)
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NOVATEL WIRELESS, INC.,	)
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Nominal Party.	)
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Lead Case No. 37-2008-00093576-CU-NP

(Consolidated with Case Nos. 37-2008-00094287-CU-NP-CTL and 37-2008-00095507-CU-MC-CTL)

NOTICE OF PROPOSED DERIVATIVE SETTLEMENT

Judge:	Hon. Joel M. Pressman
Assigned to:	Dept. C-66 (for all purposes)

Date First Action Filed: 10/8/08

TO: ALL CURRENT RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF NOVATEL WIRELESS, INC. (“NOVATEL” OR THE “COMPANY”) AS OF MARCH 2, 2012 (“CURRENT NOVATEL STOCKHOLDERS”). PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS MAY BE AFFECTED. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL OF SHAREHOLDER DERIVATIVE LITIGATION AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. YOUR RIGHTS MAY BE AFFECTED BY LEGAL PROCEEDINGS IN THE ABOVE-CAPTIONED ACTION (THE “ACTION”).

IF THE COURT APPROVES THE SETTLEMENT AND DISMISSAL OF THE ACTION, SHAREHOLDERS OF NOVATEL WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE SETTLED CLAIMS. THIS ACTION IS NOT “CLASS ACTION” LITIGATION. THUS, THERE IS NO COMMON FUND UPON WHICH YOU CAN MAKE A CLAIM FOR A MONETARY PAYMENT.

THE COURT HAS MADE NO FINDINGS OR DETERMINATIONS RESPECTING THE MERITS OF THE ACTION. THE RECITATION OF THE BACKGROUND AND CIRCUMSTANCES OF THE SETTLEMENT CONTAINED HEREIN DOES NOT CONSTITUTE THE FINDINGS OF THE COURT. IT IS BASED ON REPRESENTATIONS MADE TO THE COURT BY COUNSEL FOR THE SETTLING PARTIES.

NOTICE OF PROPOSED DERIVATIVE SETTLEMENT

PLEASE TAKE NOTICE that the above-captioned shareholder derivative litigation is being settled on the terms set forth in a Stipulation of Settlement dated March 2, 2012 (the “Stipulation”).1

The Action was initiated with the filing on October 8, 2008, of a shareholder derivative complaint by plaintiff Jerry Rosenbaum on behalf of Novatel in the Superior Court of the State of California, County of San Diego (the “Court”), captioned: Rosenbaum v. Leparulo, et al., Case No. 37-2008-00093576-CU-NP-CTL. On October 20, 2008 and November 5, 2008, respectively, two additional related shareholder derivative actions were filed in the Court on behalf of Novatel captioned Campos v. Leparulo, et al., Case No. 37-2008-00094287-CU-NP-CTL; and Arnsdorf v. Leparulo, et al., Case No. 37-2008-00095507-CU-MC-CTL. On May 19, 2009, the Court (the Honorable Charles R. Hayes, presiding) entered a Stipulation Consolidating Actions and Appointing Lead Counsel and Order Thereon (the “Consolidation Order”). The Consolidation Order consolidated the three above-referenced shareholder derivative actions into the Action, appointed The Weiser Law Firm, P.C. and Harwood Feffer LLP as Co-Lead Counsel and Johnson Bottini, LLP as Liaison Counsel.2

Plaintiffs filed a Consolidated Shareholder Derivative Complaint (the “Complaint”) on October 16, 2009. On November 23, 2009, Novatel filed a Motion to Stay the Action (the “Stay Motion”) pending resolution of a related securities class action pending in the United States District Court for the Southern District of California, entitled Backe v. Novatel Wireless, Inc. et al., Case No. 08-cv-1689 (the “Securities Action”). In addition, Novatel demurred to the Complaint asserting that pre-suit demand on the its board of directors (the “Board”) was required, and the Individual Defendants demurred to the Complaint asserting that the Complaint failed to plead actionable claims (collectively the “Demurrers”). Certain Individual Defendants also filed a motion to strike references in the Complaint to the Securities Action (the “Motion to Strike”).

[1]	This notice should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court and posted at www.novatelwireless.com. All capitalized terms herein have the same meanings as set forth in the Stipulation (in addition to those capitalized terms defined herein).
[2]	On April 30, 2011, Johnson Bottini, LLP dissolved. Frank Johnson, Esq. (“Johnson”), one of the founding members of Johnson Bottini, LLP maintained control of his former firm’s role in the Action following dissolution. Accordingly, Johnson’s current firm, Johnson & Weaver, LLP has been and is serving as Liaison Counsel in the Action.

NOTICE OF PROPOSED DERIVATIVE SETTLEMENT

In the Complaint, Plaintiffs assert claims on behalf of Novatel against certain current and former Company officers and directors (the “Individual Defendants”). Plaintiffs generally allege that the Individual Defendants caused Novatel to improperly issue reports of strong financial results during 2007 and 2008, including statements relating to sales of Novatel’s flagship USB modem product. Plaintiffs also raise, among other things, certain alleged issues during that period of time regarding revenue recognition, internal controls, insider trading, and product distribution. The Individual Defendants believe that the claims asserted in the Complaint have no merit, have denied and continue to deny each and every one of the claims, contentions and allegations made against them or that could have been made against them in the Complaint, and expressly deny all charges of wrongdoing or liability against them.

Concurrent with the filing of the Demurrers, the Settling Parties (defined in ¶1.19 of the Stipulation) were engaged in active settlement negotiations, including an in-person settlement meeting between representatives of Novatel and certain of the Co-Lead Counsel. On February 1, 2010, the Court entered a Stipulation and Order re Scheduling (the “Negotiated Stay Order”), which Negotiated Stay Order continued the date for Plaintiffs to respond to the Demurrers until March 8, 2010 so that the Settling Parties could continue to allocate their efforts and resources toward potentially reaching a settlement rather than briefing the Demurrers, the Motion to Strike and the Stay Motion. In that regard, on February 11, 2010, the Court also entered a stay of the Action pending resolution of the Securities Action.

Preliminary settlement negotiations commenced in or about November 2009 and continued throughout the first half of 2010, culminating in a July 8, 2010 Memorandum of Understanding (the “MOU”). The MOU provided for additional confirmatory discovery to be conducted by the Plaintiffs in connection with a potential resolution of the Action. Between the date the MOU was executed and the present, the Settling Parties engaged in extensive confirmatory discovery, providing periodic updates to the Court during routine Case Management Conferences held in the Action in January, October and December 2011. Plaintiffs’ Counsel represent the additional confirmatory discovery included the

NOTICE OF PROPOSED DERIVATIVE SETTLEMENT

review by Plaintiffs’ Counsel of over 500,000 documents produced by Novatel, consisting of certain non-privileged documents produced by Novatel in the Securities Action, as well as the review and analysis of the extensive record of briefing on certain summary judgment and other dispositive motions in the Securities Action.

The Settling Parties were able to reach an agreement-in-principle on the settlement terms herein, which ultimately culminated in the proposed settlement (the “Settlement”) reflected in the Stipulation.

As detailed in the Stipulation, the Settlement includes the implementation and/or maintenance of certain corporate governance measures (the “Measures”), including among other things: (a) the appointment of at least one new independent director to the Board; (b) the quarterly review by the Board’s Audit Committee of certain revenue recognition matters; (c) insider trading measures, including quarterly review of the Insider Trading Policy and reporting to the Board of any transactions in Novatel stock by Novatel directors and Section 16 officers; and (d) the 24-hour ethics hotline. A more complete recitation of the Settlement terms is found in the Stipulation, which is on file with the Court. Plaintiffs believe that implementation and/or maintenance of the Measures confers substantial benefits upon Novatel and Current Novatel Stockholders.

IF YOU ARE A CURRENT NOVATEL STOCKHOLDER, YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE ACTION.

As detailed in the Stipulation at ¶1.17, the Settlement, once approved by the Court, provides for the release of certain claims as defined in the Stipulation as follows:

“Released Claims” shall collectively mean all claims (including “Unknown Claims,” as defined [in the Stipulation at] ¶1.20), debts, demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that could have been asserted by Plaintiffs, any shareholder on behalf of Novatel, or by Novatel, against each and every Released Person (including, without limitation, claims for damages, interest, attorneys’ fees, expert or consulting fees and any other costs, expenses or liability, negligence, negligent supervision, gross negligence, intentional conduct, indemnification, breach of duty of care and/or breach of duty of loyalty or good faith, fraud, misrepresentation, unjust enrichment, constructive trust, breach of fiduciary duty, negligent misrepresentation, unfair competition, insider trading, professional negligence, mismanagement, corporate waste, breach of contract, or violations of any state or federal statutes, rules or regulations) that were alleged in the Action, or that arise from or relate to the matters or occurrences that were alleged in the Action, or that could have been asserted with respect to the matters or occurrences that were alleged in the Action, for conduct through and including the date on which this Stipulation is fully executed by all signatories. With respect to the Plaintiffs, this definition of Released Claims covers all types of claims described herein, whether asserted directly, derivatively,

NOTICE OF PROPOSED DERIVATIVE SETTLEMENT

representatively on behalf of a class, or in any other capacity, against the Released Persons or any of the other Settling Parties. Notwithstanding the foregoing, Released Claims do not include (i) the federal securities law claims asserted in the Consolidated Complaint for Violation of the Federal Securities Laws in the Securities Action on January 9, 2009 against the defendants named therein; or (ii) any rights or claims that any of the Defendants has or may have against any insurers or reinsurers.

Each Novatel stockholder is hereby placed on notice that the Settlement, if approved, is intended to foreclose the ability to seek legal or equitable relief from Novatel and the Individual Defendants (and any persons affiliated therewith) concerning or relating to the issues alleged in the Action or the facts and circumstances set forth in the Action. If shareholders have questions concerning the scope of the release, or its impact, they are encouraged to seek independent legal advice.

On May 4, 2012, at 10:30 a.m., a hearing (the “Settlement Hearing”) will be held before the Superior Court of the State of California, County of San Diego, Department C-66, located at 330 West Broadway, San Diego, California, to determine, among other things: (1) whether the terms of the Settlement, including an award of attorneys’ fees and expenses in a total amount not to exceed $900,000 (the “Fee Award”) to Plaintiffs’ Counsel in the Action, upon the terms and conditions set forth in the Stipulation, should be approved as fair, reasonable, and adequate; (2) whether the Action should be dismissed on the merits and with prejudice; and (3) whether an award of $2,500 (the “Special Award”), payable from the Fee Award, should be awarded to each of the Plaintiffs in recognition for their service in the Action.

NOTICE OF PROPOSED DERIVATIVE SETTLEMENT

Any Current Novatel Stockholder objecting to the Settlement of the Action or the other issues to be presented for determination by the Court shall have a right to appear and to be heard at the Settlement Hearing, provided that he or she was a shareholder of record or beneficial owner as of March 2, 2012. Any Current Novatel Stockholder who satisfies this requirement may enter an appearance through counsel of such shareholder’s own choosing and at such shareholder’s own expense or may appear on his or her own. However, no Current Novatel Stockholder shall be heard at the Settlement Hearing unless no later than April 23, 2012, such shareholder has filed with the Court and delivered to Plaintiffs’ Co-Lead Counsel, Novatel’s counsel, and counsel for the Individual Defendants, a written notice of objection, including the basis for their objection, and proof of both their status as a shareholder and the dates of stock ownership in Novatel. Only Current Novatel Stockholders who have filed and delivered valid and timely written notices of objection to the Court and the following parties will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise:

Court

Clerk of the Court

SUPERIOR COURT OF CALIFORNIA

330 West Broadway

San Diego, CA 90012

Co-Lead Counsel for Plaintiffs

Kathleen A. Herkenhoff

THE WEISER LAW FIRM, P.C.

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

Robert B. Weiser

Brett D. Stecker

Jeffrey J. Ciarlanto

Joseph M. Profy

THE WEISER LAW FIRM, P.C.

22 Cassatt Avenue, First Floor

Berwyn, PA 19312

Robert I. Harwood

Matthew M. Houston

HARWOOD FEFFER LLP

488 Madison Avenue

New York, NY 10022

Counsel for Nominal Defendant

Novatel Wireless, Inc.

Edwin L. Lasman

SML LLP

450 North Roxbury Drive, 7th Floor

Beverly Hills, CA 90210

Counsel for Individual Defendants

Peter V. Leparulo, James Ledwith, Greg

Lorenzetti, Horst J. Pudwill, John Ross,

David A. Werner, George B. Weinert,

Kenneth G. Leddon, Christopher J.

Ross, Robert M. Hadley, Slim S.

Souissi, and Catherine F. Ratcliffe

NOTICE OF PROPOSED DERIVATIVE SETTLEMENT

Eric Landau

Travis Biffar

JONES DAY

3161 Michelson Drive, Suite 800

Irvine, CA 92612

Counsel for Individual Defendants Dan L.

Halvorson and Shawn C. Swaney

Koji F. Fukumura

COOLEY LLP

4401 Eastgate Mall

San Diego, CA 92121

Inquiries regarding the Settlement may be made to Co-Lead Counsel for the Plaintiffs: Robert B. Weiser, The Weiser Law Firm, P.C., 22 Cassatt Avenue, First Floor, Berwyn, PA 19312; telephone 610-225-2677.

PLEASE DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE

DATED MARCH 20, 2012	BY ORDER OF THE COURT
SAN DIEGO COUNTY SUPERIOR COURT

NOTICE OF PROPOSED DERIVATIVE SETTLEMENT